FOR IMMEDIATE RELEASE
	Contact:	Peter J. Cunningham
First Vice President, Investor Relations
(516) 327-7877
ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER EPS OF $0.32

Quarterly Cash Dividend of $0.26 Per Share Declared

Lake Success, New York - April 16, 2008 - Astoria Financial Corporation (NYSE: AF) (“Astoria”, the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $28.9 million, or $0.32 diluted earnings per share (“EPS”), for the quarter ended March 31, 2008, compared to $35.8 million, or $0.38 EPS, for the 2007 first quarter.

Commenting on the first quarter results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, noted, “While the operating environment has improved during the first quarter, our results were tempered by accelerated loan premium amortization due to significantly elevated residential mortgage loan prepayments, which negatively impacted earnings per share by $0.04 and the net interest margin by ten basis points versus the trailing quarter results. We also experienced a modest decline in the loan portfolio and balance sheet. We expect loan growth will resume in the second quarter due to the 95% increase in the mortgage loan pipeline during the first quarter to $2.2 billion at March 31, 2008.”

Board Declares Quarterly Cash Dividend of $0.26 Per Share

The Board of Directors of the Company, at their April 16, 2008 meeting, declared a quarterly cash dividend of $0.26 per common share. The dividend is payable on June 2, 2008 to shareholders of record as of May 15, 2008. This is the fifty-second consecutive quarterly cash dividend declared by the Company.

Twelfth Stock Repurchase Program Continues

During the 2008 first quarter, Astoria repurchased 290,000 shares of its common stock at an average cost of $25.55 per share. Under the current stock repurchase program, 8.6 million shares remain available for repurchase as of March 31, 2008.

First Quarter 2008 Earnings Summary

Net interest income for the quarter ended March 31, 2008 totaled $80.8 million compared to $81.9 million for the 2007 fourth quarter and $87.5 million for the 2007 first quarter.

Astoria’s net interest margin for the quarter ended March 31, 2008 was 1.57%, unchanged from the 2007 fourth quarter and down from 1.71% for the 2007 first quarter. As previously mentioned, the 2008 first quarter margin was negatively impacted by the increase in loan premium amortization as a result of accelerated loan prepayments. “We expect that the net interest margin will expand in the second quarter, as we increasingly realize the repricing benefit of deposit and borrowing liabilities with rates that are considerably above current market rates. CDs and Liquid CDs totaling $7.6 billion, with a weighted average rate of 4.32%, and borrowings totaling $2.2 billion, with a weighted average rate of 4.91%, are scheduled to mature over the next twelve months,” Mr. Engelke noted.

For the quarter ended March 31, 2008, a $4.0 million provision for loan losses was recorded compared to $2.0 million for the previous quarter and no provision for the 2007 first quarter. Non-interest income for the quarter ended March 31, 2008 totaled $22.4 million compared to $22.6 million for the 2007 first quarter.

General and administrative expense for the quarter ended March 31, 2008 totaled $58.2 million compared to $58.9 million for the 2007 fourth quarter and $57.1 million for the 2007 first quarter.

Balance Sheet Summary

In the 2008 first quarter, the loan portfolio decreased $453.5 million from the previous quarter end to $15.7 billion at March 31, 2008. Total loan production for the 2008 first quarter was $740.8 million compared to $896.0 million for the comparable 2007 period and $882.1 million for the 2007 fourth quarter. The loan pipeline at March 31, 2008 totaled $2.2 billion, an increase of $1.1 billion from December 31, 2007.

The one-to-four family mortgage loan portfolio decreased $352.7 million in the 2008 first quarter from the previous quarter end to $11.3 billion at March 31, 2008. One-to-four family loan originations and purchases totaled $673.5 million for the 2008 first quarter compared to $760.0 million for the 2007 first quarter and $816.1 million for the 2007 fourth quarter. One-to-four family loan prepayments for the quarter ended March 31, 2008 totaled $892.6 million compared to $475.0 million for the 2007 first quarter and $427.7 million for the 2007 fourth quarter.

The loan-to-value ratio of the first quarter 2008 one-to-four family loan production for portfolio averaged 58% and the loan amount averaged approximately $640,000. Of the 2008 first quarter production for portfolio, 68% consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

Commenting on the decline in both the loan origination volume and the one-to-four family loan portfolio in the first quarter, Mr. Engelke stated, “In addition to accelerated prepayments, we experienced considerable fallout from the pipeline reported at year-end 2007, due primarily to the effect of the tightening of our underwriting standards in late 2007 and early 2008 and the rapid decline in market interest rates during the first quarter, including a decline in jumbo hybrid ARM loan rates by lenders participating in that market. The loan pipeline at the end of the first quarter includes loan applications submitted under our more stringent underwriting standards and with interest rates at or near current market rates. We believe this should lead to a reduction in pipeline fallout and a resumption of growth in the loan portfolio.”

In the 2008 first quarter, the multi-family and CRE loan portfolio decreased $71.9 million from the prior quarter end and totaled $3.9 billion at March 31, 2008. Multi-family/CRE loan originations totaled $67.2 million for the 2008 first quarter compared to $134.0 million for the comparable 2007 period and $66.0 million for the 2007 fourth quarter. The loan-to-value ratio of the 2008 first quarter multi-family/CRE loan production averaged 62% and the loan amount averaged approximately $1.5 million.

Asset Quality

Effective January 1, 2008, the presentation of non-performing mortgage loans was changed to report mortgage loans which have missed three or more payments as non-performing in order to improve the transparency of the migration of delinquent loans in our portfolio and improve comparability of our non-performing loan disclosures with other institutions. Previously, our practice was to report mortgage loans that have missed two or more payments as non-performing.

Applying the new presentation to both March 31, 2008 and December 31, 2007, non-performing loans (“NPL”) for the quarter ended March 31, 2008 increased $38.5 million from the previous quarter to $106.6 million, or 0.50% of total assets, primarily due to an increase in one-to-four family non-performing loans. At March 31, 2008, one-to-four family non-performing loans totaled $88.4 million and multi-family/CRE non-performing loans totaled $14.9 million.

The comparative table below illustrates the migration from 60-89 days delinquent to 90+ days delinquent under both the previous and revised presentation:

(In millions)	60-89 Days Past Due	90 + Days Past Due (NPL)	Total 60 + Days Past Due
At 12/31/07 (Previously reported)	$0.8	$106.4	$107.2
At 12/31/07 (As revised)	$39.1	$68.1	$107.2
At 03/31/08	$48.8	$106.6	$155.4

The table below details, as of March 31, 2008, the states with a total of 1% or more of our one-to four-family loan portfolio and the respective non-performing loan totals in those states:

(In millions) State	Total 1-4 Family Loans	% of 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total
New York Metro*	$4,720.6	42%	$35.5	0.75%
California	$1,443.9	13%	$5.6	0.39%
Illinois	$1,164.4	10%	$8.4	0.72%
Virginia	$956.6	8%	$10.0	1.05%
Maryland	$816.7	7%	$11.0	1.35%
Massachusetts	$734.7	7%	$4.3	0.59%
Florida	$349.1	3%	$6.3	1.80%
Georgia	$176.4	2%	$1.9	1.08%
Pennsylvania	$129.6	1%	$1.6	1.23%
Washington D.C.	$119.4	1%	$0.3	0.25%
Washington	$120.2	1%	$0.0	0.00%
Total States 1% or More	$10,731.6	95%	$84.9
* NY, NJ, CT

Commenting on asset quality, Mr. Engelke noted, “Although we have never actively participated in high-risk sub-prime residential lending, as a geographically diversified residential lender, we are not immune to some negative consequences arising from overall economic weakness and, in particular, a sharp downturn in the housing industry nationally. We anticipate our asset quality will remain strong as we maintain our consistently conservative underwriting standards. However, our non-performing loans and credit costs could increase somewhat during the remainder of 2008.” Net loan charge-offs for the quarter ended March 31, 2008 totaled $2.9 million compared to $1.3 million for the previous quarter and net recoveries of $155,000 for the 2007 first quarter.

Balance Sheet Summary (Continued)

For the quarter March 31, 2008, securities decreased $114.6 million, to $4.3 billion or 20% of total assets at March 31, 2008.

Deposits at March 31, 2008 were relatively unchanged from December 31, 2007 and totaled $13.0 billion. For the quarter ended March 31, 2008, borrowings decreased $332.8 million, to $6.9 billion or 32% of total assets at March 31, 2008. Total assets decreased $265.2 million from the previous quarter to $21.5 billion at March 31, 2008.

Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

($ in millions)	12/31/99	12/31/01	12/31/03	12/31/05	12/31/07	3/31/08	Cumulative % Change
Assets	$22,700	$22,672	$22,462	$22,380	$21,719	$21,454	( 5%)
Loans	$10,286	$12,167	$12,687	$14,392	$16,155	$15,702	+ 53%
Securities	$10,763	$8,013	$8,448	$6,572	$4,371	$4,256	(60%)
Deposits	$9,555	$10,904	$11,187	$12,810	$13,049	$13,004	+ 36%
Borrowings	$11,528	$9,826	$9,632	$7,938	$7,185	$6,852	(41%)

The following table illustrates the above improvement on an outstanding per share basis:

Amount per share	12/31/99	12/31/01	12/31/03	12/31/05	12/31/07	3/31/08	% Change	CAGR
Loans	$66.28	$89.36	$107.51	$137.11	$168.76	$163.73	147%	12%
Deposits	$61.57	$80.09	$94.80	$122.04	$136.32	$135.60	120%	10%

Stockholders’ equity was $1.2 billion, or 5.74% of total assets, at March 31, 2008. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.72%, 6.72% and 12.38%, respectively, at March 31, 2008.

Future Outlook

Commenting on the outlook for 2008, Mr. Engelke stated, “We anticipate the yield curve will remain positively sloped in 2008 providing opportunities for earnings growth and an expansion of our net interest margin. Loan growth should resume as evidenced by the significant increase in the mortgage loan pipeline at March 31, 2008. Deposit growth will remain a focus; however, in the near term, if competitive pricing continues, we will fund some of our loan growth with lower cost borrowings. The Company’s tangible capital ratio target remains between 4.50% and 4.75%.”

Astoria Financial Corporation, with assets of $21.5 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $13.0 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering twenty-two states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering twenty-nine states and the District of Columbia.

Earnings Conference Call April 17, 2008 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, April 17, 2008 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356.
A telephone replay will be available on April 17, 2008 from 1:00 p.m. (ET) through April 25, 2008, 11:59 p.m. (ET). The replay number is (800) 642-1687, passcode: 39948071. The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At	At
	March 31,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$75,080	$93,972
Federal funds sold and repurchase agreements	335,160	24,218
Securities available-for-sale	1,345,240	1,313,306
Securities held-to-maturity
(fair value of $2,914,315, and $3,013,014, respectively)	2,910,990	3,057,544
Federal Home Loan Bank of New York stock, at cost	191,219	201,490
Loans held-for-sale, net	12,546	6,306
Loans receivable:
Mortgage loans, net	15,353,750	15,791,962
Consumer and other loans, net	347,799	363,052
	15,701,549	16,155,014
Allowance for loan losses	(80,083)	(78,946)
Total loans receivable, net	15,621,466	16,076,068
Mortgage servicing rights, net	12,273	12,910
Accrued interest receivable	79,174	79,132
Premises and equipment, net	141,317	139,563
Goodwill	185,151	185,151
Bank owned life insurance	402,669	398,280
Other assets	141,893	131,428

TOTAL ASSETS	$21,454,178	$21,719,368

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$13,003,542	$13,049,438
Reverse repurchase agreements	3,630,000	3,730,000
Federal Home Loan Bank of New York advances	2,825,000	3,058,000
Other borrowings, net	396,816	396,658
Mortgage escrow funds	167,423	129,412
Accrued expenses and other liabilities	200,930	144,516

TOTAL LIABILITIES	20,223,711	20,508,024

Stockholders' equity:
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 95,899,839, and 95,728,562 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	840,584	846,227
Retained earnings	1,890,678	1,883,902
Treasury stock (70,595,049 and 70,766,326 shares, at cost, respectively)	(1,457,755)	(1,459,865)
Accumulated other comprehensive loss	(23,946)	(39,476)
Unallocated common stock held by ESOP
(5,665,905 and 5,761,391 shares, respectively)	(20,759)	(21,109)

TOTAL STOCKHOLDERS' EQUITY	1,230,467	1,211,344

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,454,178	$21,719,368

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended March 31,
	2008	2007
Interest income:
Mortgage loans:
One-to-four family	$153,598	$136,516
Multi-family, commercial real estate
and construction	60,315	64,670
Consumer and other loans	5,432	8,194
Mortgage-backed and other securities	47,893	59,015
Federal funds sold and repurchase agreements	636	976
Federal Home Loan Bank of New York stock	4,222	2,598
Total interest income	272,096	271,969
Interest expense:
Deposits	110,203	110,358
Borrowings	81,107	74,084
Total interest expense	191,310	184,442

Net interest income	80,786	87,527
Provision for loan losses	4,000	-
Net interest income after provision for loan losses	76,786	87,527
Non-interest income:
Customer service fees	15,134	15,169
Other loan fees	1,039	1,218
Mortgage banking income, net	450	616
Income from bank owned life insurance	4,389	4,203
Other	1,425	1,391
Total non-interest income	22,437	22,597
Non-interest expense:
General and administrative:
Compensation and benefits	31,991	31,124
Occupancy, equipment and systems	16,904	16,521
Federal deposit insurance premiums	571	407
Advertising	1,073	1,915
Other	7,690	7,153
Total non-interest expense	58,229	57,120

Income before income tax expense	40,994	53,004
Income tax expense	12,091	17,227

Net income	$28,903	$35,777

Basic earnings per common share	$0.32	$0.39

Diluted earnings per common share	$0.32	$0.38

Basic weighted average common shares	89,472,902	91,423,546
Diluted weighted average common and common
equivalent shares	90,969,684	93,565,256

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the
	Three Months Ended
	March 31,
	2008	2007

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	9.46%	11.81%
Return on average tangible stockholders' equity (1)	11.15	13.93
Return on average assets	0.54	0.67
General and administrative expense to average assets	1.08	1.07
Efficiency ratio (2)	56.41	51.87
Net interest rate spread (3)	1.46	1.60
Net interest margin (4)	1.57	1.71

Asset Quality Data (dollars in thousands) (5)
Non-performing assets	$121,037	$51,343
Non-performing loans	106,604	50,885
Loans 90 days past maturity but still accruing interest	498	473
Non-accrual loans	106,106	50,412
Loans 60-89 days delinquent	48,753	17,878
Net charge-offs (recoveries)	2,863	(155)

Non-performing loans/total loans	0.68%	0.34%
Non-performing loans/total assets	0.50	0.24
Non-performing assets/total assets	0.56	0.24
Allowance for loan losses/non-performing loans	75.12	157.41
Allowance for loan losses/non-accrual loans	75.47	158.88
Allowance for loan losses/total loans	0.51	0.53
Net charge-offs to average loans outstanding (annualized)	0.07	0.00

Capital Ratios (Astoria Federal)
Tangible	6.72%	6.88%
Core	6.72	6.88
Risk-based	12.38	12.66

Other Data
Cash dividends paid per common share	$0.26	$0.26
Dividend payout ratio	81.25%	68.42%
Book value per share (6)	$13.64	$13.32
Tangible book value per share (7)	$11.58	$11.30
Tangible stockholders' equity/tangible assets (1) (8)	4.91%	4.87%
Mortgage loans serviced for others (in thousands)	$1,253,565	$1,334,523
Full time equivalent employees	1,597	1,612

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)
Loans totaling $17.1 million have been reclassified from non-accrual to 60-89 days delinquent as of March 31, 2007 to conform the March 31, 2007 information to the current year presentation. The related March 31, 2007 asset quality ratios have been revised as necessary.

(6)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(7)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(8)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended March 31,
	2008			2007
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,621,739	$153,598	5.29%	$10,386,038	$136,516	5.26%
Multi-family, commercial real
estate and construction	4,005,674	60,315	6.02	4,228,924	64,670	6.12
Consumer and other loans (1)	356,057	5,432	6.10	430,961	8,194	7.61
Total loans	15,983,470	219,345	5.49	15,045,923	209,380	5.57
Mortgage-backed and other securities (2)	4,296,912	47,893	4.46	5,230,750	59,015	4.51
Federal funds sold and repurchase agreements	94,168	636	2.70	74,480	976	5.24
Federal Home Loan Bank stock	196,115	4,222	8.61	148,670	2,598	6.99
Total interest-earning assets	20,570,665	272,096	5.29	20,499,823	271,969	5.31
Goodwill	185,151			185,151
Other non-interest-earning assets	784,963			759,771
Total assets	$21,540,779			$21,444,745

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,874,158	1,888	0.40	$2,099,668	2,087	0.40
Money market	323,951	804	0.99	421,912	1,037	0.98
NOW and demand deposit	1,446,491	312	0.09	1,464,753	211	0.06
Liquid certificates of deposit	1,424,505	14,493	4.07	1,524,410	18,536	4.86
Total core deposits	5,069,105	17,497	1.38	5,510,743	21,871	1.59
Certificates of deposit	7,892,672	92,706	4.70	7,699,828	88,487	4.60
Total deposits	12,961,777	110,203	3.40	13,210,571	110,358	3.34
Borrowings	7,007,827	81,107	4.63	6,685,759	74,084	4.43
Total interest-bearing liabilities	19,969,604	191,310	3.83	19,896,330	184,442	3.71
Non-interest-bearing liabilities	348,711			336,204
Total liabilities	20,318,315			20,232,534
Stockholders' equity	1,222,464			1,212,211
Total liabilities and stockholders' equity	$21,540,779			$21,444,745

Net interest income/net interest
rate spread		$80,786	1.46%		$87,527	1.60%
Net interest-earning assets/net
interest margin	$601,061		1.57%	$603,493		1.71%
Ratio of interest-earning assets
to interest-bearing liabilities	1.03x			1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2008		At December 31, 2007		At March 31, 2007
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$11,275,550	5.69%	$11,628,270	5.70%	$10,370,347	5.51%
Multi-family, commercial real estate
and construction	3,973,315	5.89	4,055,081	5.92	4,216,228	5.94
Mortgage-backed and other securities (3)	4,256,230	4.32	4,370,850	4.33	5,087,727	4.34

Interest-bearing liabilities:
Savings	1,878,444	0.40	1,891,618	0.40	2,084,922	0.40
Money market	321,039	1.00	333,914	0.98	411,337	1.00
NOW and demand deposit	1,495,023	0.06	1,478,362	0.06	1,527,864	0.06
Liquid certificates of deposit	1,390,368	3.42	1,447,341	4.40	1,624,660	4.93
Total core deposits	5,084,874	1.16	5,151,235	1.46	5,648,783	1.65
Certificates of deposit	7,918,668	4.58	7,898,203	4.79	7,773,223	4.71
Total deposits	13,003,542	3.24	13,049,438	3.48	13,422,006	3.42
Borrowings, net	6,851,816	4.55	7,184,658	4.66	6,396,172	4.47

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.